CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$500,000	$58.05

Pricing supplement no. 1555 To prospectus dated November 21, 2008, prospectus supplement dated November 21, 2008 and product supplement no. 34-A-II dated February 7, 2011	Registration Statement No. 333-155535 Dated August 24, 2011 Rule 424(b)(2)

Structured Investments	$500,000 4.25% (equivalent to 17.00% per annum) Reverse Exchangeable Notes due November 30, 2011 Linked to the American Depositary Shares of Vale S.A.

General

  The notes are designed for investors who seek a higher interest rate than the current dividend yield on the Reference Stock or the yield on a conventional debt security with the same maturity issued by us or an issuer with a comparable credit rating. Investors should be willing to forgo the potential to participate in appreciation in the Reference Stock, be willing to accept the risks of owning equities in general and the American depositary shares of Vale S.A., in particular, and be willing to lose some or all of their principal at maturity.
  The notes will pay 4.25% (equivalent to 17.00% per annum) interest over the term of the notes. However, the notes do not guarantee any return of principal at maturity. Instead, the payment at maturity will be based on the Final Share Price of the Reference Stock and whether the closing price of the Reference Stock is less than the Initial Share Price by more than the Protection Amount ($6.645 initially) on any day during the Monitoring Period, as described below.
  Senior unsecured obligations of JPMorgan Chase & Co. maturing November 30, 2011*.
  Payment at maturity for each $1,000 principal amount note will be either a cash payment of $1,000 or delivery of shares of the Reference Stock (or, at our election, the Cash Value thereof), in each case, together with any accrued and unpaid interest, as described below.
  Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
  Minimum denominations of $1,000 and integral multiples thereof.

Key Terms

Reference Stock:

The American depositary shares, each representing one common share, no par value, of Vale S.A. (New York Stock Exchange symbol “VALE”). We refer to Vale S.A. as “Vale” and the American depositary shares of Vale as the “ADSs of Vale.”

Interest Rate:	4.25% during the term of the notes (equivalent to 17.00% per annum), paid monthly and calculated on a 30/360 basis.
Protection Amount:	$6.645, which is equal to 25.00% of the Initial Share Price, subject to adjustments.
Pricing Date:	August 24, 2011
Settlement Date:	On or about August 29, 2011
Observation Date:	November 25, 2011*
Maturity Date:	November 30, 2011*
CUSIP:	48125XT71
Interest Payment Dates:

Interest on the notes will be payable monthly in arrears on the 29th calendar day of each month, except for the final monthly interest payment, which will be payable on the Maturity Date (each such date, an “Interest Payment Date”), commencing September 29, 2011. See “Selected Purchase Considerations — Monthly Interest Payments” in this pricing supplement for more information.

Payment at Maturity:

The payment at maturity, in excess of any accrued and unpaid interest, is based on the performance of the Reference Stock. You will receive $1,000 for each $1,000 principal amount note, plus any accrued and unpaid interest at maturity, unless:

(1) the Final Share Price is less than the Initial Share Price; and
(2) on any day during the Monitoring Period, the closing price of the Reference Stock is less than the Initial Share Price by more than the Protection Amount.
If the conditions described in both (1) and (2) are satisfied, at maturity you will receive, in addition to any accrued and unpaid interest, instead of the principal amount of your notes, the number of shares of the Reference Stock equal to the Physical Delivery Amount (or, at our election, the Cash Value thereof). Fractional shares will be paid in cash. The market value of the Physical Delivery Amount or the Cash Value thereof will most likely be substantially less than the principal amount of your notes, and may be zero.
Monitoring Period:	The period from the Pricing Date to and including the Observation Date.
Physical Delivery Amount:	37.6223 shares of the Reference Stock per $1,000 principal amount note, which is the number of shares equal to $1,000 divided by the Initial Share Price, subject to adjustments.
Cash Value:	The amount in cash equal to the product of (1) $1,000 divided by the Initial Share Price and (2) the Final Share Price, subject to adjustments.
Initial Share Price:

$26.58, the closing price of the Reference Stock on the Pricing Date. The Initial Share Price is subject to adjustments in certain circumstances. See “Description of Notes — Payment at Maturity” and “General Terms of Notes — Anti-Dilution Adjustments” in the accompanying product supplement no. 34-A-II for further information about these adjustments.

Final Share Price:	The closing price of the Reference Stock on the Observation Date.

* Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Payment at Maturity” in the accompanying product supplement no. 34-A-II.

Investing in the Reverse Exchangeable Notes involves a number of risks. See “Risk Factors” beginning on page PS-7 of the accompanying product supplement no. 34-A-II and “Selected Risk Considerations” beginning on page PS-2 of this pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Us

Per note	$1,000	$18.60	$981.40

Total	$500,000	$9,300	$490,700

(1) The price to the public includes the estimated cost of hedging our obligations under the notes through one or more of our affiliates.

(2) J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will receive a commission of $18.60 per $1,000 principal amount note and will use a portion of that commission to pay selling concessions to other affiliated or unaffiliated dealers of $12.50 per $1,000 principal amount note. This commission includes the projected profits that our affiliates expect to realize, some of which have been allowed to other unaffiliated dealers, for assuming risks inherent in hedging our obligations under the notes. The concessions of $12.50 include concessions allowed to selling dealers and concessions allowed to any arranging dealer. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-37 of the accompanying product supplement no. 34-A-II.

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

August 24, 2011

Additional Terms Specific to the Notes

You should read this pricing supplement together with the prospectus dated November 21, 2008, as supplemented by the prospectus supplement dated November 21, 2008 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 34-A-II dated February 7, 2011. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 34-A-II, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

  Product supplement no. 34-A-II dated February 7, 2011:
  http://www.sec.gov/Archives/edgar/data/19617/000089109211000867/e42001_424b2.pdf

  Prospectus supplement dated November 21, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208005661/e33600_424b2.pdf
  Prospectus dated November 21, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208005658/e33655_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to JPMorgan Chase & Co.

Selected Purchase Considerations

  THE NOTES OFFER A HIGHER INTEREST RATE THAN THE YIELD ON DEBT SECURITIES OF COMPARABLE MATURITY ISSUED BY US OR AN ISSUER WITH A COMPARABLE CREDIT RATING — The notes will pay 4.25% (equivalent to 17.00% per annum) interest over the term of the notes, which is higher than the yield currently available on debt securities of comparable maturity issued by us or an issuer with a comparable credit rating. Because the notes are our senior unsecured obligations, any interest payment or any payment at maturity is subject to our ability to pay our obligations as they become due.
  MONTHLY INTEREST PAYMENTS — The notes offer monthly interest payments at a rate of 4.25% (equivalent to 17.00% per annum) over the term of the notes. Interest will be payable monthly in arrears on the 29th calendar day of each month, except for the final monthly interest payment, which will be payable on the Maturity Date (each such date, an “Interest Payment Date”), commencing September 29, 2011, to the holders of record at the close of business on the business day immediately preceding the applicable Interest Payment Date. If an Interest Payment Date is not a business day, payment will be made on the next business day immediately following such day, but no additional interest will accrue as a result of the delayed payment. For example, the monthly interest payment due in October 2011 will be payable on October 31, 2011.
  THE NOTES DO NOT GUARANTEE THE RETURN OF YOUR PRINCIPAL — We will pay you your principal back at maturity so long as the Final Share Price is not less than the Initial Share Price or the closing price of the Reference Stock is not less than the Initial Share Price by more than the Protection Amount on any day during the Monitoring Period. However, if the Final Share Price is less than the Initial Share Price and the closing price of the Reference Stock on any day during the Monitoring Period is less than the Initial Share Price by more than the Protection Amount ($6.645 initially), you could lose the entire principal amount of your notes.
  TAX TREATMENT AS A UNIT COMPRISING A PUT OPTION AND A DEPOSIT — You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 34-A-II. By purchasing the notes, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to treat (i) the notes as units comprising a Put Option and a Deposit for U.S. federal income tax purposes and (ii) 1.24% of each coupon payment as interest on the Deposit and the remainder as Put Premium. We will follow this approach in determining our information reporting responsibilities, if any. Assuming this characterization is respected, amounts treated as interest on the Deposit will be taxed as ordinary income, while the Put Premium will not be taken into account prior to maturity or sale. However, there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt, in which case the timing and character of any income or loss on the notes could be significantly and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the notes would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for holders of the notes are the character of income or loss (including whether the Put Premium might be currently included as ordinary income) and the degree, if any, to which income realized by Non-U.S. Holders should be subject to withholding tax. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice. Non-U.S. Holders should also note that they may be withheld upon at a rate of up to 30% unless they have submitted a properly completed IRS Form W-8BEN or otherwise satisfied the applicable documentation requirements. Purchasers who are not initial purchasers of notes at the issue price should also consult their tax advisers with respect to the tax consequences of an investment in the notes, including possible alternative characterizations, as well as the allocation of the purchase price of the notes between the Deposit and the Put Option.

JPMorgan Structured Investments —	PS-1
Reverse Exchangeable Notes Linked to the American Depositary Shares of Vale S.A.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Reference Stock. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 34-A-II dated February 7, 2011.

  YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. The payment at maturity will be based on the Final Share Price and whether the closing price of the Reference Stock is less than the Initial Share Price by more than the Protection Amount ($6.645 initially) on any day during the Monitoring Period. Under certain circumstances, you will receive at maturity a predetermined number of shares of the Reference Stock (or, at our election, the Cash Value thereof). The market value of those shares of the Reference Stock or the Cash Value thereof will most likely be less than the principal amount of each note and may be zero. Accordingly, you could lose up to the entire principal amount of your notes.
  YOUR PROTECTION MAY TERMINATE ON ANY DAY DURING THE TERM OF THE NOTES — If, on any day during the Monitoring Period, the closing price of the Reference Stock is less than the Initial Share Price by more than the Protection Amount ($6.645 initially), you will be fully exposed to any depreciation in the Reference Stock. We refer to this feature as a contingent buffer. Under these circumstances, and if the Final Share Price is less than the Initial Share Price, you will receive at maturity a predetermined number of shares of Reference Stock (or, at our election, the Cash Value thereof) and, consequently, you will lose 1% of the principal amount of your investment for every 1% that the Final Share Price is less than the Initial Share Price. You will be subject to this potential loss of principal even if the closing price of the Reference Stock subsequently recovers such that the closing price of the Reference Stock is not less than the Initial Share Price by more than the Protection Amount ($6.645 initially). If these notes had a non-contingent buffer feature, under the same scenario, you would have received the full principal amount of your notes plus accrued and unpaid interest at maturity. As a result, your investment in the notes may not perform as well as an investment in a security with a return that includes a non-contingent buffer.
  CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co. and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes at maturity or on any Interest Payment Date, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.
  POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. We and/or our affiliates may also currently or from time to time engage in business with Vale, including extending loans to, or making equity investments in, Vale or providing advisory services to Vale. In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to Vale, and these reports may or may not recommend that investors buy or hold the Reference Stock. As a prospective purchaser of the notes, you should undertake an independent investigation of Vale as in your judgment is appropriate to make an informed decision with respect to an investment in the notes.
  CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment at maturity described in this pricing supplement is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the estimated cost of hedging our obligations under the notes. As a result, and as a general matter, the price, if any, at which JPMS will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the maturity date could result in a substantial loss to you. This secondary market price will also be affected by a number of factors aside from the agent’s commission and hedging costs, including those referred to under “Many Economic and Market Factors Will Influence the Value of the Notes” below.
  The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.
  YOUR RETURN ON THE NOTES IS LIMITED TO THE PRINCIPAL AMOUNT PLUS ACCRUED INTEREST REGARDLESS OF ANY APPRECIATION IN THE VALUE OF THE REFERENCE STOCK — Unless (i) the Final Share Price is less than the Initial Share Price and (ii) on any day during the Monitoring Period, the closing price of the Reference Stock is less than the Initial Share Price by more than the Protection Amount ($6.645 initially), for each $1,000 principal amount note, you will receive $1,000 at maturity plus any accrued and unpaid interest, regardless of any appreciation in the value of the Reference Stock, which may be significant. Accordingly, the return on the notes may be significantly less than the return on a direct investment in the Reference Stock during the term of the notes.
  NO OWNERSHIP RIGHTS IN THE REFERENCE STOCK — As a holder of the notes, you will not have any ownership interest or rights in Vale, such as voting rights or dividend payments. In addition, Vale will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the Reference Stock and the notes.
  THERE ARE IMPORTANT DIFFERENCES BETWEEN THE RIGHTS OF HOLDERS OF ADSs OF VALE AND THE RIGHTS OF HOLDERS OF THE COMMON SHARES OF VALE S.A. — You should be aware that your return on the notes is linked to the price of the ADSs and not the common shares of Vale. There are important differences between the rights of holders of ADSs and the rights of holders of the common shares. Each ADS is a security evidenced by American depositary receipts that represents one common share of Vale. The ADSs are issued pursuant to a deposit agreement, which sets forth the rights and responsibilities of the ADS depositary, Vale, and holders of the ADSs, which may be different from the rights of holders of the common shares. For example, Vale may make distributions in respect of common shares that are not passed on to the holders of its ADSs. Any such differences between the rights of holders of the ADSs and the rights of holders of the common shares of Vale may be significant and may materially and adversely affect the value of the ADSs and, as a result, the notes

JPMorgan Structured Investments —	PS-2
Reverse Exchangeable Notes Linked to the American Depositary Shares of Vale S.A.

  RISKS ASSOCIATED WITH NON-U.S. SECURITIES — An investment in notes linked to the value of ADSs representing interests in the common shares of Vale, which are issued by a Brazilian issuer, involves risks associated with the home country of Vale. The ADSs of Vale, which are quoted and traded in U.S. dollars on the New York Stock Exchange, may trade differently from the common shares of Vale quoted and traded in Brazilian reais on the BM&FBOVESPA. Non-U.S. companies, such as those organized in Brazil, are generally subject to accounting, auditing and financial reporting standards and requirements, and securities trading rules that are different from those applicable to U.S. reporting companies. The prices of non-U.S. equity securities may be affected by political, economic, financial and social factors in the home country of the issuer of the non-U.S. equity securities (i.e. Brazil), including changes in that country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions. Moreover, the economy of that country may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self sufficiency. The issuer’s home country may be subjected to different and, in some cases, more adverse economic environments.
  THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RATE RISK — Because the ADSs of Vale are quoted and traded in U.S. dollars on the New York Stock Exchange and the common shares of Vale are quoted and traded in Brazilian reais on the BM&FBOVESPA, fluctuations in the exchange rate between the Brazilian real and the U.S. dollar will likely affect the relative value of the ADSs of Vale and the common shares of Vale in the two different currencies, and, as a result, will likely affect the market price of the ADSs trading on the New York Stock Exchange. These trading differences and currency exchange rates may affect the closing prices of the ADSs of Vale and accordingly, the market value of the notes. The Brazilian real has been subject to fluctuations against the U.S. dollar in the past, and may be subject to significant fluctuations in the future. Previous fluctuations or periods of relative stability in the exchange rates between the Brazilian real and the U.S. dollar are not necessarily indicative of fluctuations or periods of relative stability in those rates that may occur over the term of the notes. The exchange rates between the Brazilian real and the U.S. dollar are the result of the supply of, and the demand for, those currencies. Changes in the exchange rate result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in Brazil and the United States, including economic and political developments in other countries. Of particular importance are rates of inflation, interest rate levels, the balance of payments and the extent of governmental surpluses or deficits in Brazil and the United States, all of which are in turn sensitive to the monetary, fiscal and trade policies pursued by Brazil and the United States and other jurisdictions important to international trade and finance.
  NO AFFILIATION WITH VALE — We are not affiliated with Vale. We assume no responsibility for the adequacy of the information about Vale contained in this pricing supplement or in product supplement no. 34-A-II. You should make your own investigation into the Reference Stock and Vale. We are not responsible for Vale’s public disclosure of information, whether contained in SEC filings or otherwise.
  LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.
  HEDGING AND TRADING IN THE REFERENCE STOCK — While the notes are outstanding, we or any of our affiliates may carry out hedging activities related to the notes, including in the Reference Stock or instruments related to the Reference Stock. We or our affiliates may also trade in the Reference Stock or instruments related to the Reference Stock from time to time. Any of these hedging or trading activities as of the Pricing Date and during the term of the notes could adversely affect our payment to you at maturity. It is possible that such hedging or trading activities could result in substantial returns for us or our affiliates while the value of the notes declines.
  MANY ECONOMIC AND MARKET FACTORS WILL INFLUENCE THE VALUE OF THE NOTES — In addition to the value of the Reference Stock and interest rates on any trading day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other and which are set out in more detail in product supplement no. 34-A-II.

JPMorgan Structured Investments —	PS-3
Reverse Exchangeable Notes Linked to the American Depositary Shares of Vale S.A.

The Reference Stock

Public Information

All information contained herein on the Reference Stock and on Vale is derived from publicly available sources and is provided for informational purposes only. According to its publicly available filings with the SEC, Vale operates in Brazil as a producer of iron ore, iron ore pellets, nickel, manganese ore, ferroalloys, copper, thermal and coking coal, phosphates, potash, cobalt, kaolin, and platinum group metals. The American depositary shares, each representing one common share, no par value, of Vale, which we refer to as the “ADSs of Vale,” are registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and are listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Vale in the accompanying product supplement no. 34-A-II. Information provided to or filed with the SEC by Vale, pursuant to the Exchange Act, can be located by reference to SEC file number 001-15030, and can be accessed through www.sec.gov. We do not make any representation that these publicly available documents are accurate or complete.

Historical Information of the Reference Stock

The following graph sets forth the historical performance of the Reference Stock based on the weekly closing price (in U.S. dollars) of the Reference Stock from January 6, 2006 through August 19, 2011. The closing price of the Reference Stock on August 24, 2011 was $26.58. We obtained the closing prices and other information below from Bloomberg Financial Markets, without independent verification. The closing prices and this other information may be adjusted by Bloomberg Financial Markets for corporate actions such as public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

Since its inception, the Reference Stock has experienced significant fluctuations. The historical performance of the Reference Stock should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the Reference Stock during the term of the notes. We cannot give you assurance that the performance of the Reference Stock will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that Vale will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the Reference Stock.

JPMorgan Structured Investments —	PS-4
Reverse Exchangeable Notes Linked to the American Depositary Shares of Vale S.A.

Examples of Hypothetical Payment at Maturity for Each $1,000 Principal Amount Note

The following table illustrates hypothetical payments at maturity on a $1,000 investment in the notes, based on a range of hypothetical Final Share Prices and assuming that the closing price of the Reference Stock declines in the manner set forth in the columns titled “Hypothetical lowest closing price during the Monitoring Period” and “Hypothetical lowest closing price expressed as a percentage of Initial Share Price during the Monitoring Period.” The numbers appearing in the following table and examples have been rounded for ease of analysis. For this table of hypothetical payments at maturity, we have also assumed the following:

• the Initial Share Price:	$26.50	• the Protection Amount (in U.S. dollars): $6.62
• the Interest Rate:	4.25% (equivalent to 17.00% per annum)	• the Protection Amount: 25.00%
Hypothetical lowest closing price during the Monitoring Period	Hypothetical lowest closing price during the Monitoring Period expressed as a percentage of Initial Share Price	Hypothetical Final Share Price	Hypothetical Final Share Price expressed as a percentage of Initial Share Price	Payment at Maturity	Total Value of Payment Received at Maturity**
$26.50	100%	$53.00	200%	$1,000.00	$1,000.00
$13.25	50%	$27.83	105%	$1,000.00	$1,000.00
$26.50	100%	$26.50	100%	$1,000.00	$1,000.00
$19.88	75%	$19.88	75%	$1,000.00	$1,000.00
$13.25	50%	$25.18	95%	37 shares of the Reference Stock or the Cash Value thereof	$950.19
$13.25	50%	$13.25	50%	37 shares of the Reference Stock or the Cash Value thereof	$500.00
$6.63	25%	$6.63	25%	37 shares of the Reference Stock or the Cash Value thereof	$250.19
$0.00	0%	$0.00	0%	37 shares of the Reference Stock or the Cash Value thereof	$0.00
**

Note that you will receive at maturity any accrued and unpaid interest in cash, in addition to either shares of the Reference Stock (or, at our election, the Cash Value thereof) or the principal amount of your note in cash. Also note that if you receive the Physical Delivery Amount, the total value of payment received at maturity shown in the table above includes the value of any fractional shares, which will be paid in cash.

The following examples illustrate how the total value of payments received at maturity set forth in the table above are calculated.

Example 1: The lowest closing price of the Reference Stock during the Monitoring Period was $13.25 but the Final Share Price is $27.83. Because the Final Share Price of $27.83 is greater than the Initial Share Price of $26.50, you will receive a payment at maturity of $1,000 per $1,000 principal amount note.

Example 2: The lowest closing price of the Reference Stock during the Monitoring Period was $13.25 and the Final Share Price is $25.18. Because the Final Share Price of $25.18 is less than the Initial Share Price of $26.50 and the closing price of the Reference Stock declined by more than the Protection Amount on at least one day during the Monitoring Period, you will receive the Physical Delivery Amount, or at our election, the Cash Value thereof, at maturity. Because the Final Share Price of the Reference Stock is $25.18, the total value of your final payment at maturity, whether in cash or shares of the Reference Stock, is $950.19.

Example 3: The closing price of the Reference Stock does not decline, as compared with the Initial Share Price, by more than the Protection Amount on any day during the Monitoring Period prior to the Observation Date. However, the closing price of the Reference Stock on the Observation Date is $13.25, a decline of more than the Protection Amount. Because the Final Share Price of $13.25 is less than the Initial Share Price of $26.50 and the Final Share Price has declined by more than the Protection Amount, you will receive the Physical Delivery Amount, or at our election, the Cash Value thereof, at maturity. Because the Final Share Price of the Reference Stock is $13.25, the total value of your final payment at maturity, whether in cash or shares of the Reference Stock, is $500.00.

Example 4: The Final Share Price of $19.88 is less than the Initial Share Price of $26.50 but does not decline by more than the Protection Amount and the closing price of the Reference Stock does not decline by more than the Protection Amount on any day during the Monitoring Period. Because the closing price of the Reference Stock has not declined by more than the Protection Amount, you will receive a payment at maturity of $1,000 per $1,000 principal amount note, even though the Final Share Price of $19.88 is less than the Initial Share Price of $26.50.

Regardless of the performance of the Reference Stock or the payment you receive at maturity, you will receive interest payments, for each $1,000 principal amount note, in the aggregate amount of $42.50 over the term of the notes. The actual number of shares of the Reference Stock, or the Cash Value thereof, you may receive at maturity and the actual Protection Amount applicable to your notes may be more or less than the amounts displayed in this hypothetical and will depend in part on the Initial Share Price. On the Pricing Date, the Initial Share Price was $26.58, the Protection Amount was $6.645 and the Physical Delivery Amount was 37.6223 shares of the Reference Stock, in each case subject to adjustments.

The hypothetical payouts on the notes shown above do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical payouts shown above would likely be lower.

JPMorgan Structured Investments —	PS-5
Reverse Exchangeable Notes Linked to the American Depositary Shares of Vale S.A.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as our special products counsel, when the notes offered by this pricing supplement have been executed and issued by us and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be our valid and binding obligations, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated March 23, 2011, which has been filed as an exhibit to a Current Report on Form 8-K by us on March 23, 2011.

JPMorgan Structured Investments —	PS-6
Reverse Exchangeable Notes Linked to the American Depositary Shares of Vale S.A.